 Exhibit 99.1

Corporate Contact:
Matthew E. Oakes
Paybox Corp
954-510-3750
investorrelations@gopaybox.com
FOR IMMEDIATE RELEASE

PAYBOX ANNOUNCES COMPLETION OF REVERSE STOCK SPLIT AND
INTENDS TO DEREGISTER ITS COMMON STOCK

FORT LAUDERDALE, FL – May 3, 2017 – Paybox Corp (OTCQB:PBOX), provider of the PAYBOX® unified working capital management platform, today announced that at a special meeting of the Company held today, the Company’s shareholders approved a 1-for-200 reverse stock split (the “Reverse Stock Split”).

Thereafter, the Company effectuated the Reverse Stock Split by filing a certificate of amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate of Amendment”).

In the Reverse Stock Split, every 200 shares of common stock, $0.0001 par value per share, of the Company, which were issued and outstanding immediately prior to the Reverse Stock Split, have been combined into one issued and outstanding share of the Company’s common stock. No fractional shares are being issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive a fractional share of the Company’s common stock as a result of the Reverse Stock Split will receive a cash payment of $0.40 per pre-Reverse Stock Split share in lieu of receiving a fractional post-Reverse Stock Split share. The Company’s transfer agent, Manhattan Transfer Registrar Company, will act as exchange agent for the Reverse Stock Split (the “Exchange Agent”). No payment will be made to holders entitled to receive post-Reverse Stock Split shares.

As promptly as practicable, the Exchange Agent will send shareholders of record holding certificates representing pre-Reverse Stock Split shares a letter of transmittal and instructions for the exchange of their stock certificates for certificates representing post-Reverse Stock Split shares or for receiving a cash payment, as appropriate. Registered shareholders owning shares electronically in book-entry form and shareholders owning shares through a bank, broker or other securities nominee (subject to the applicable procedures of their securities nominee) will have their positions automatically adjusted to reflect the Reverse Stock Split, and will not be required to take any action in connection with the Reverse Stock Split. The Exchange Agent may be reached by telephone at (631) 928-7655 or by email at jahearn@mtrco.com.

As a result of the Reverse Stock Split, the Company has fewer than 500 record holders of its common stock, and the Company’s common stock has become eligible for termination of registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to promptly file a Form 15 with the Securities and Exchange Commission (the “SEC”) to terminate the common stock’s registration under Section 12(g) of the Exchange Act. Upon filing of the Form 15, the Company’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will be immediately suspended. The Company expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC.

About PAYBOX Corp

PAYBOX® provides a powerful platform for unified working capital management that facilitates over $160 billion worth of transactions annually between more than 375,000 companies worldwide. PAYBOX Corp’s clients include IBM, Siemens, HP Enterprises, Saint Gobain, Carlson, and one of the world’s largest financial institutions. The flagship component of PAYBOX’s unified working capital management platform is PAYBOX® Cloud, which offers robust and secure Accounts Payable and Receivables solutions that seamlessly integrate with a company’s ERP system. Paper, manual processes and customer/client invoice inaccuracies and associated resolution costs are eliminated, while improving working capital and customer satisfaction. Learn more at www.gopaybox.com.